Exhibit (a)(1)(G)

News Release Media Robert C. Ferris (973) 455-3388 rob.ferris@honeywell.com	Investor Relations Elena Doom (973) 455-2222 elena.doom@honeywell.com

HONEYWELL COMMENCES TENDER OFFER FOR ALL OUTSTANDING SHARES OF EMS TECHNOLOGIES, INC.

      MORRIS TOWNSHIP, N.J. - June 27, 2011 - Honeywell (NYSE: HON) today announced that its wholly-owned subsidiary, Egret Acquisition Corp., is commencing its previously-announced cash tender offer for all of the outstanding shares of common stock of EMS Technologies, Inc. (NASDAQ: ELMG), including the associated common stock purchase rights, at a price of $33 per share, without interest and net of applicable withholding taxes.

      Following the successful completion of the tender offer, and subject to the satisfaction of certain conditions, Egret Acquisition Corp. will complete a second-step merger in which remaining EMS shares (other than shares for which dissenters’ rights have been exercised) will be converted into the right to receive the same per share price paid in the tender offer and EMS will become a wholly-owned subsidiary of Honeywell.

      The completion of the tender offer is subject to certain conditions, including, among others, the valid tendering without withdrawal of EMS shares representing at least a majority of the outstanding shares of EMS common stock on a fully-diluted basis and the receipt of regulatory approvals.

     Egret Acquisition Corp. is filing with the Securities and Exchange Commission (SEC) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth the terms of the tender offer. EMS is also filing with the SEC today a solicitation / recommendation statement on Schedule 14D-9 setting forth, among other things, the recommendation of the EMS board of directors that EMS’ stockholders tender their shares into the tender offer.

      The tender offer will expire at 12:00 midnight, New York City time, on July 25, 2011, unless extended in accordance with the terms of the previously-announced merger agreement and applicable SEC rules and regulations.

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Honeywell Commences Tender Offer - 2

IMPORTANT NOTICE: This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of EMS Technologies, Inc. (EMS). Egret Acquisition Corp. will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (SEC) in connection with the commencement of the offer, and thereafter EMS will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of EMS when available. In addition, all of these materials (and any other materials subsequently filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Free copies of the tender offer statement and related materials may also be obtained by directing a request to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor New York, NY 10005 or by calling toll-free (800) 290-6429.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Other risks and uncertainties relating to the tender offer and acquisition of EMS include the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and the tender of the requisite number of the outstanding shares of EMS common stock, the possibility that the acquisition will not be completed, or if it is completed that it will not close within the anticipated time period, or that any anticipated benefits of the acquisition to Honeywell will not be realized. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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